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                       Exhibit 21.1 - List of Subsidiaries


RCG Mississippi, Inc.
Renal Care Group of the Midwest, Inc.
Renal Care Group Texas, Inc.
D.M.N. of Indiana Corporation
The Nephrology Center, Inc.
Main Line Suburban Dialysis Centers, Inc.
RCG University Division, Inc.
RenalWest, L.C.
3-Co., Inc.
4-Co., Inc.
9-Co., Inc.
Northeast Alabama Kidney Clinic, Inc.
RCG Finance, Inc.
RenalNet, Inc.
RenaLab, Inc.
RenalPartners, Inc.
RenalNet Florida, Inc.
R.C. G. Supply Company
Dialysis Management Corporation